Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AXS-One Inc.:

We consent to the incorporation in this Registration Statement of AXS-One Inc. on Form S-3/A, of our report dated March 21, 2007 on the consolidated financial statements of AXS-One Inc. and subsidiaries as of and for the year ended December 31, 2006, and the adjustments to the 2005 and 2004 consolidated financial statements (to retrospectively apply the change in accounting for discontinued operations, as described in Note 2 to the 2006 consolidated financial statements) and to the reference to us under the heading "Experts" in the prospectus, which is a part of this Registration Statement.

/s/ Amper, Politziner & Mattia, P.C.

October 5, 2007

Edison, New Jersey